                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549


--------------------------------------------------------------------------------


                                   FORM 8-K/A
                               (Amendment No. 1)

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934



    Date of Report (Date of earliest event reported)      September 10, 1998


                           MONARCH DENTAL CORPORATION

               (Exact Name of Registrant as Specified in Charter)

   Delaware                     0-22835                          51-0363560
--------------------------------------------------------------------------------
 (State or Other               (Commission                     (IRS Employer
  Jurisdiction                 File Number)                  Identification No.)
of Incorporation)


            4201 Spring Valley Road, Suite 320, Dallas, Texas 75244
--------------------------------------------------------------------------------
     (Address of Principal Executive Offices)             (Zip Code)



        Registrant's telephone number, including area code(972) 702-7446


                                      N/A
--------------------------------------------------------------------------------
         (Former Name or Former Address, if Changed Since Last Report)

Item 2.  Acquisition or Disposition of Assets.

         On September 10, 1998, Monarch Dental Corporation (the "Company") acquired Valley Forge Dental Associates, Inc. ("Valley Forge"), a King of Prussia, Pennsylvania based dental practice management company, which operates 57 dental offices with 130 dentists. The acquisition was structured as a merger between a subsidiary of the Company and Valley Forge. The Company intends to continue to operate Valley Forge as a dental practice management company.

         In the acquisition, the Company issued 1,559,111 shares of the Company's common stock, par value $.01 per share, to the former stockholders of Valley Forge, and assumed approximately $42 million in debt and other related costs. The purchase price was determined by negotiations between the parties. The Company utilized its Credit Facility to repay certain of Valley Forge's indebtedness at closing.


Item 5.  Other Events.

         In conjunction with the acquisition of Valley Forge, the Company renegotiated its Credit Facility with a bank syndicate. Under the new agreement, the Company's credit line increased to $75 million from $30 million. The terms and conditions of the Credit Facility remained the same.


Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

         (a)  Financial Statements of Business Acquired.

                  Audited Consolidated Financial Statements of Valley Forge Dental Associates, Inc.

                      (1) Report of PRICEWATERHOUSECOOPERS LLP, Independent
                          Accountants.

                      (2) Consolidated Balance Sheet as of December 31, 1996
                          and 1997.

                      (3) Consolidated Statement of Operations for the period
                          from September 19, 1995 (date of inception) to December 31, 1995 and the Twelve Month Periods Ended December 31, 1996 and 1997.

                      (4) Consolidated Statement of Changes in Stockholders'
                          (Deficit) Equity for the period from September 19, 1995 (date of inception) to December 31, 1995 and the Twelve Month Periods Ended December 31, 1996 and 1997.

                      (5) Consolidated Statement of Cash Flows for the period
                          from September 19, 1995 (date of inception) to December 31, 1995 and the Twelve Month Periods Ended December 31, 1996 and 1997.

                      (6) Notes to Consolidated Financial Statements.

                  Unaudited Consolidated Financial Statements of Valley Forge Dental Associates, Inc.

                      (1) Consolidated Balance Sheet as of June 30, 1998.

                      (2) Consolidated Statements of Operations for the Six
                          Month Periods Ended June 30, 1997 and 1998.

                      (3) Consolidated Statement of Changes in Stockholders'
                          (Deficit) Equity for the Six Months Ended June 30,
                          1998.

                      (4) Consolidated Statements of Cash Flows for the Six
                          Month Periods Ended June 30, 1997 and 1998.

                      (5) Notes to Interim Consolidated Financial Statements.

            (b)  Pro Forma Financial Information.

                      (1) Monarch Dental Corporation Pro Forma Consolidated
                          Statement of Income (Unaudited) for the Year Ended December 31, 1997.

                      (2) Monarch Dental Corporation Pro Forma Consolidated
                          Statement of Income (Unaudited) for the Nine Month Period Ended September 30, 1998.

                      (3) Notes to Pro Forma Consolidated Statements of Income


            (c)  Exhibits.

                 2.1 Agreement and Plan of Merger, dated as of September 1, 1998, by and among Monarch Dental Corporation, Valley Forge Dental Associates, Inc., DFV Acquisition Corp. and certain stockholders of Valley Forge Dental Associates, Inc. *


                 2.2      Registration Rights Agreement *


                 2.3      Employment Agreement for Joseph J. Frank *

                 2.4 Consent of PRICEWATERHOUSECOOPERS LLP, Independent Accountants

                 * Previously filed

                       REPORT OF INDEPENDENT ACCOUNTANTS



To the Board of Directors and Stockholders of Valley Forge Dental Associates, Inc.

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of changes in stockholders' (deficit) equity and of cash flows present fairly, in all material respects, the financial position of Valley Forge Dental Associates, Inc. and its subsidiaries (the "Company") at December 31, 1996 and 1997, and the results of their operations and their cash flows for the period from September 19, 1995 (date of inception) to December 31, 1995, and for each of the two years in the period ended December 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


PRICEWATERHOUSECOOPERS LLP


Philadelphia, PA
April 23, 1998

                      VALLEY FORGE DENTAL ASSOCIATES, INC.
                           CONSOLIDATED BALANCE SHEET

                                                                                DECEMBER 31,

                                                                           1996              1997
                                                                       ------------      ------------
                                     ASSETS

              Current assets
               Cash and cash equivalents .........................     $    567,779      $  1,298,034

               Accounts receivable, net ..........................        1,452,377         4,652,981
               Prepaid expenses and other current
                assets ...........................................           97,183           465,792
               Deferred tax assets ...............................           29,217           490,545
                                                                       ------------      ------------
               Total current assets ..............................        2,146,556         6,907,352
              Property and equipment, net ........................          883,556         5,130,880
              Excess of cost over fair value of
               tangible assets acquired and other
               intangible assets, net ............................        8,704,686        47,509,380
              Other assets .......................................          203,316         1,264,527
                                                                       ------------      ------------
                                                                       $ 11,938,114      $ 60,812,139
                                                                       ============      ============

                 LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY

              Current liabilities
                Current portion of long-term debt,
                  including amounts due related parties
                  of $743,653 and $3,426,110
                  at December 31, 1996 and 1997, respectively ....     $    776,379      $  3,648,995
                Current portion of obligations under
                  capital lease ..................................          126,692           386,351
                Accounts payable .................................          395,323         3,616,206
                Accrued expenses and other current
                  liabilities ....................................        1,744,442         7,199,120
                Other accrued liabilities ........................        1,270,882           312,409
                Income taxes payable .............................          172,000           133,969
                                                                       ------------      ------------
                Total current liabilities ........................        4,485,718        15,297,050
              Long-term debt, including amounts due
                related parties of $6,210,859 and $35,063,189
                at December 31, 1996 and 1997 respectively .......        6,286,616        40,182,184
              Obligations under capital lease ....................          324,078           677,999
              Other long-term liabilities ........................          167,400           208,333
              Deferred income taxes ..............................          327,164           764,829
                                                                       ------------      ------------
                Total liabilities ................................       11,590,976        57,130,395
                                                                       ------------      ------------

              Commitments and contingencies (Note 16)

              Mandatorily redeemable preferred stock, $.01 par
                value, plus accrued dividends of $80,000 and
                $144,000 at December 31, 1996 and 1997
                respectively; authorized:
                1,000,000 shares; issued: 8,000 shares, 8%
                cumulative dividends (Note 12)....................          880,000           944,000

              Mandatorily redeemable common stock, 199,677
                shares issued and outstanding at December 31,
                1997 (Note 13) ...................................                          1,137,414

              Stockholders' (deficit) equity
                Common stock, $.01 par value, 20,000,000 shares
                  authorized; 3,792,500 and 4,463,092 shares
                  issued and outstanding at December 31, 1996
                  and 1997, respectively. (Note 11) ..............           37,925            44,631

                Capital in excess of par value ...................          540,075         4,103,523
                Accumulated deficit ..............................       (1,110,862)       (2,547,824)
                                                                       ------------      ------------
                  Total stockholders' (deficit)
                    equity .......................................         (532,862)        1,600,330
                                                                       ------------      ------------
                                                                       $ 11,938,114      $ 60,812,139
                                                                       ============      ============

   The accompanying notes are an integral part of these financial statements.

                      VALLEY FORGE DENTAL ASSOCIATES, INC.

                      CONSOLIDATED STATEMENT OF OPERATIONS

                                                           SEPTEMBER 19,
                                                                1995
                                                           (INCEPTION) TO     YEAR ENDED         YEAR ENDED
                                                            DECEMBER 31,     DECEMBER 31,       DECEMBER 31,
                                                               1995             1996               1997
                                                            ------------     ------------       ------------

           Net patient revenues .......................     $    989,103      $ 15,448,459      $ 36,817,614
                                                            ------------      ------------      ------------
           Cost of revenues:
             Dental compensation ......................          115,430         3,426,740         8,812,333
             Auxiliary compensation ...................          370,044         5,428,996        11,443,271
             Laboratory fees and dental supplies ......          130,181         1,880,792         4,293,309
             General and administrative expenses ......          641,018         4,164,137         9,524,813
             Depreciation .............................           32,889           160,626           494,183
             Amortization of intangible assets ........           26,342           278,904         1,048,774
                                                            ------------      ------------      ------------
           Total cost of revenues .....................        1,315,904        15,340,195        35,616,683
                                                            ------------      ------------      ------------
           Income (loss) from operations ..............         (326,801)          108,264         1,200,931
           Interest expense:
             Related parties ..........................           28,465           436,442         1,874,235
             Other ....................................           12,718            58,567           204,212
                                                            ------------      ------------      ------------
           Loss before taxes ..........................         (367,984)         (386,745)         (877,516)
           Income taxes ...............................               --           276,133            13,000
                                                            ------------      ------------      ------------
           Net loss ...................................         (367,984)         (662,878)         (890,516)
           Accretion of mandatorily redeemable common
             stock (Note 13) ..........................                                              482,446
           Dividends on preferred stock ...............           16,000            64,000            64,000
                                                            ------------      ------------      ------------
           Net loss applicable to common shares .......     $   (383,984)     $   (726,878)     $ (1,436,962)
                                                            ============      ============      ============
           Historical Information:
             Net loss per common share, basic and
                 diluted ..............................     $       (.10)     $       (.19)     $       (.35)
                                                            ============      ============      ============
             Weighted average shares outstanding, basic
                 and diluted ..........................        3,760,343         3,791,250         4,130,204
                                                            ============      ============      ============
           Unaudited Pro Forma Information:
             Net loss .................................                                         $  (954,516)
                                                                                                ============
             Net loss per common share, basic and
                 diluted ..............................                                         $       (.23)
                                                                                                ============
             Weighted average shares outstanding, basic
                 and diluted ..........................                                            4,130,204
                                                                                                ============


   The accompanying notes are an integral part of these financial statements.

                      VALLEY FORGE DENTAL ASSOCIATES, INC.

      CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' (DEFICIT) EQUITY




                                                        COMMON STOCK
                                                 ----------------------------      CAPITAL IN
                                                                      PAR           EXCESS OF      ACCUMULATED
                                                    SHARES           VALUE          PAR VALUE        DEFICIT           TOTAL
                                                 -----------      -----------      -----------     -----------      -----------
 Common stock issued September 19, 1995 ....       3,500,000      $    35,000      $   315,000                      $   350,000
 Common stock issued to officers and
     employees .............................         100,000            1,000            9,000                           10,000
 Net loss applicable to common shares ......                                                       $  (383,984)        (383,984)
                                                 -----------      -----------      -----------     -----------      -----------
 Balance, December 31, 1995 ................       3,600,000           36,000          324,000        (383,984)         (23,984)

 Common stock issued to officers and
     employees .............................         180,000            1,800           16,200                           18,000
 Common stock issued in connection with
     acquisitions ..........................          12,500              125          199,875                          200,000
 Net loss applicable to common shares ......                                                          (726,878)        (726,878)
                                                 -----------      -----------      -----------     -----------      -----------
 Balance, December 31, 1996 ................       3,792,500           37,925          540,075      (1,110,862)        (532,862)

 Common stock issued in connection with
     acquisitions ..........................         670,592            6,706        3,563,448                        3,570,154
 Net loss applicable to common shares ......                                                        (1,436,962)      (1,436,962)
                                                 -----------      -----------      -----------     -----------      -----------

 Balance, December 31, 1997 ................       4,463,092      $    44,631      $ 4,103,523     ($2,547,824)     $ 1,600,330
                                                 ===========      ===========      ===========     ===========      ===========

   The accompanying notes are an integral part of these financial statements.

                      VALLEY FORGE DENTAL ASSOCIATES, INC.


                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                     SEPTEMBER 19, 1995    YEAR ENDED        YEAR ENDED
                                                                       (INCEPTION) TO      DECEMBER 31,      DECEMBER 31,
                                                                      DECEMBER 31, 1995        1996             1997
                                                                      -----------------    ------------      ------------
         Cash flows from operating activities:
         Net loss ..................................................     $   (367,984)     $   (662,878)     $   (890,516)
         Adjustments to reconcile net loss to net cash provided
            Depreciation and amortization ..........................           59,231           439,530         1,542,957
            Provision for doubtful accounts ........................           46,401           369,646         1,077,768
            Deferred income taxes ..................................                            114,133
         Change in assets and liabilities, net of effects from
            business acquired:
            Accounts receivable ....................................          (47,025)       (1,246,744)       (3,515,445)
            Prepaid expenses and other current assets ..............          (46,123)          (64,237)         (718,951)
            Other assets ...........................................          (96,936)         (107,210)       (1,061,211)
            Accounts payable .......................................           74,644           206,444         3,129,748
            Accrued expenses and other liabilities .................          259,572           767,604         3,360,080
            Income taxes payable ...................................               --           162,000           (38,031)
            Other ..................................................               --                --            35,399
                                                                         ------------      ------------      ------------
            Net cash provided by (used in) operating activities ....         (118,220)          (21,712)        2,921,798
                                                                         ------------      ------------      ------------
         Cash flows from investing activities:
            Payments for purchases of businesses, net of cash
              acquired of $70,000 in 1995, $67,000 in 1996 and
              $207,000 in 1997 .....................................       (1,686,832)       (3,814,574)      (27,362,693)
            Purchases of property and equipment ....................           (5,367)         (301,468)       (1,762,070)
                                                                         ------------      ------------      ------------
              Net cash used in investing activities ................       (1,692,199)       (4,116,042)      (29,124,763)
                                                                         ------------      ------------      -------------
         Cash flows from financing activities:
            Issuance of common stock ...............................          360,000            18,000               500
            Issuance of preferred stock ............................          800,000                --                --
            Borrowings of long-term debt ...........................          780,000         5,199,236        28,843,366
            Principal payments on long-term debt ...................           (4,688)         (511,445)       (1,643,720)
            Principal payments on capital lease obligations ........          (24,644)         (100,507)         (266,926)
                                                                         ------------      ------------      ------------
              Net cash provided by financing activities ............        1,910,668         4,605,284        26,933,220
                                                                         ------------      ------------      ------------
            Net increase in cash and cash equivalents ..............          100,249           467,530           730,255
            Cash and cash equivalents at beginning of period .......               --           100,249           567,779
                                                                         ------------      ------------      ------------
            Cash and cash equivalents at end of period .............     $    100,249      $    567,779      $  1,298,034
                                                                         ============      ============      ============
         Supplemental disclosure of cash flow information:

            Interest paid ..........................................     $     12,718      $    136,025      $    346,718
                                                                         ============      ============      ============

            Taxes paid .............................................                                         $     51,031
                                                                                                             ============
         Supplemental schedule of noncash investing and
            financing activities:
            Capital lease obligations entered ......................     $      4,159      $    179,931      $    887,852
                                                                         ============      ============      ============

   The accompanying notes are an integral part of these financial statements.

                      VALLEY FORGE DENTAL ASSOCIATES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1997

1.  ORGANIZATION AND OPERATIONS

    Valley Forge Dental Associates, Inc., a Delaware corporation (the "Company"), was formed to provide practice management services to multi-specialty dental practices. The Company commenced operations on September 19, 1995 with the acquisition of the assets of MT Associates, a Pennsylvania general partnership. As of December 31, 1997, after making additional acquisitions (see Note 4), the Company had fifty-five dental offices in nine markets.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Principles of Consolidation

    The consolidated financial statements include the accounts of the Company and all wholly owned and beneficially owned subsidiaries. Because of corporate practice of medicine laws in the states in which the Company operates, the Company does not own dental practices but instead has the contractual right to designate, in its sole discretion and at any time, the licensed dentist who is the owner of the capital stock of the professional corporation at a nominal cost ("Nominee Arrangements"). In addition, the Company enters into exclusive long-term management services agreements with the professional corporations. Through the Management Services Agreements, the Company has exclusive authority over decision making relating to all major ongoing operations of the underlying professional corporations with the exception of the professional aspects of the practice of dentistry as required by state law. Under the Management Services Agreements, the Company establishes annual operating and capital budgets for the professional corporations and compensation guidelines for the licensed dental professionals. The Management Services Agreements have initial terms of forty years. The method of computing the management fees varies by contract. Management fees are based on either (i) billings of the affiliated practice less the amounts necessary to pay professional compensation and other professional expenses or (ii) a license fee per location, reimbursement of direct costs, reimbursement of marketing costs plus a markup, and a flat administrative fee. In all cases, these fees are meant to compensate the Company for expenses incurred in providing covered services plus a profit. These interests are unilaterally saleable and transferable by the Company and fluctuate in value based upon the actual performance of the operations of the professional corporations.

    Through the Nominee Arrangements, the Company has a significant long-term financial interest in the affiliated practices and, therefore, consolidates the results of the affiliated practices with those of the Company. Because the Company presents consolidated financial statements, net patient service revenues are presented in the accompanying statement of operations. All significant intercompany accounts and transactions, including management fees, have been eliminated.

 Use of Estimates

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. Actual results could differ from those estimates.

 Cash and Cash Equivalents

    For purposes of reporting cash flows, cash and cash equivalents include cash on hand and short-term investments with original maturities of 90 days or less.

 Revenue Recognition

  Net patient revenues are reported when earned at the estimated amounts to be realized through payments from patients, third party payors and others for services rendered. Revenue from multi-visit procedures is recognized on a pro-rata basis over the course of the treatment term. Completion percentages for multi-visit procedures are based on historical treatment protocols and patterns and are updated on a periodic basis.

  Under certain managed care contracts, diagnostic and preventive dental services are provided for a fixed rate per- member per-month capitated fee, and other dental services as defined in the contracts are performed under an agreed upon fee schedule to member patients. Capitated revenues are recorded in the month for which the member is entitled to service (see Note 16).

 Dental Compensation Agreements

  Dentists are employed by the professional corporations which provide dental services at the affiliated dental office locations. Dentists are typically compensated under the two types of arrangements described below.

  Under the first type of compensation arrangement, which represents 0%, 42% and 50% of dental compensation for the periods ended December 31, 1995, 1996 and 1997, respectively, the dentist is paid a variable fee for dental services. This fee typically represents between 30% and 45% of the dental office's net revenues or net collections, depending upon the contract with the dentist.

  Under the second type of compensation arrangement, which represents 100%, 58% and 50% of dental compensation for the periods ended December 31, 1995, 1996 and 1997, respectively, the dentist is paid based on a fixed contract amount. These contract amounts take the form of salary, per diem or hourly wages. In addition, certain contracts contain bonus provisions. During the periods ended December 31, 1995, 1996 and 1997, dentists earned bonuses under the terms of the compensation contracts of approximately $7,000, $350,000 and $700,000, respectively.

  The Company is responsible for the billing and collection of the revenue related to the services provided at the dental offices as well as for paying all expenses of the dental offices, including arranging for payment of the payroll of the professional corporations.

  Property and Equipment

  Property and equipment are stated at cost. Depreciation is provided on a straight-line basis over the estimated useful lives of the assets, which principally range from five to seven years. Assets under capital leases and leasehold improvements are amortized over the lesser of the lease term or the asset's estimated useful life.

 Capital Leases

  The Company has entered into various leases for office and dental equipment which are accounted for as capital leases. At inception of the lease, the equipment under lease and the related obligations are recorded at the net present value of future minimum lease payments, excluding executory costs, discounted using the lesser of the Company's incremental borrowing rate, or the implicit rate of the lease, as appropriate.

 Long-Lived and Intangible Assets

  Assets and liabilities acquired in connection with business combinations accounted for under the purchase method are recorded at their respective fair values. Deferred taxes have been recorded to the extent of differences between the fair value and the tax basis of the assets acquired and liabilities assumed. The excess of the purchase price over the fair value of tangible net assets acquired is amortized on a straight-line basis over the estimated useful life of the intangible assets which range from three to twenty-five years. Allocation of intangible assets between identifiable intangibles and goodwill was performed by Company management with the assistance of independent appraisers. Intangible assets include patient lists, assembled workforce, covenants not to compete and goodwill.

  The Company reviews the realizability of long-lived assets, certain intangible assets and goodwill whenever events or circumstances occur which indicate recorded costs may not be recoverable. In estimating future cash flows for determining whether an asset is impaired, and in measuring assets that are impaired, assets are grouped by geographic region. The Company also reviews the overall recoverability of goodwill based primarily on estimated future undiscounted cash flows.

 Income Taxes

  The Company accounts for certain items of income and expense in different time periods for financial reporting and income tax purposes. Provisions for deferred income taxes are made in recognition of such temporary differences, where applicable. A valuation allowance is established against deferred tax assets unless the Company believes it more likely than not that the benefit will be realized.

 Other Accrued and Other Long-Term Liabilities

  The balances under other accrued and other long-term liabilities represent amounts due to former owners, consisting of final payments of purchase price for completed acquisitions, accruals for contingent earnouts, and adjustments to purchase price related to working capital guarantees as provided in the agreements.

 Fair Value of Financial Instruments

  Other than long-term debt, recorded balances of financial instruments at December 31, 1996 and 1997 approximate estimated fair market values.

  The fair value of long-term debt, including current portion, is estimated based on quoted market prices for the same or similar issues or on the current rates offered to the Company for debt of same maturities.

  The estimated fair value of the Company's long-term debt instruments is as follows:

                                                       DECEMBER 31,
                                                       ------------
                                              1996                       1997
                                    ------------------------   ------------------------
                                      CARRYING      FAIR        CARRYING       FAIR
                                       AMOUNT       VALUE        AMOUNT        VALUE
      Long-term debt
        including current portion   $ 7,062,995  $ 7,381,146   $43,831,179  $43,766,521
                                    ===========  ===========   ===========  ===========

 Historical Net Loss Per Share

  The Company has adopted Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS 128"), which establishes new standards for computing and presenting earnings per share by replacing the presentations of weighted shares outstanding, inclusive of common stock equivalents, with a dual presentation of basic and diluted earnings per share. Basic earnings per share includes no dilution and is computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding for the period. Diluted earnings per share reflects the dilutive effect of all stock options, shares contingently payable in connection with certain acquisitions and convertible debentures. All prior period earnings per share information has been restated in accordance with SFAS 128.

  Shares issued for nominal consideration during 1996 (177,500 shares) have been included in outstanding shares for all periods presented.

  Basic and diluted unaudited Pro Forma Net Loss Per Common Share is computed by dividing net loss applicable to common shares, without consideration to the accretion of mandatorily redeemable common stock, by the weighted-average number of shares of common shares outstanding for the period.

 Reclassifications

  Certain 1995 and 1996 balances have been reclassified to conform with the 1997 presentation.

3.  ACCOUNTS RECEIVABLE, NET

    Accounts receivable consist of the following:


                                                                    DECEMBER 31,
                                                                    ------------
                                                               1996              1997
                                                            -----------      -----------
Accounts receivable, net of contractual allowances ....     $ 1,839,261      $ 6,198,652
Less: Allowance for doubtful accounts .................        (386,884)      (1,545,671)
                                                            -----------      -----------
                                                            $ 1,452,377      $ 4,652,981
                                                            ===========      ===========

    Dental services are reimbursed directly by both patients and by third party payors, including Medicaid, managed care organizations and commercial insurance companies. There were no Medicaid revenues in 1995. Approximately 9.3% and 3.3% of net revenues for 1996 and 1997, respectively, were directly billed to a Medicaid program which is subject to Federal and state regulation. Third party reimbursements are primarily billed at estimated amounts realizable based upon contractually determined rates. In instances where "usual, customary and reasonable" market rates are billed, gross billings are adjusted for contractual allowances to reflect estimated amounts realizable from third party payors. The allowance for doubtful accounts is estimated based on an ongoing review of collectibility.

4.  ACQUISITIONS

    On September 19, 1995, the Company acquired the assets of MT Associates, a Pennsylvania general partnership, which owned the assets of five dental offices located in northern Virginia and Pennsylvania. Since the initial acquisition and through December 31, 1997, the Company has made twenty acquisitions consisting of approximately fifty dental offices.

    These acquisitions have been accounted for using the purchase method of accounting. Accordingly, the purchase price was allocated to assets and liabilities acquired based upon their estimated fair values at the dates of acquisition. The results of operations of the acquired companies are included in the consolidated financial statements from the respective dates of acquisition.

    Information with respect to businesses acquired in purchase transactions was as follows:

                                                        SEPTEMBER 19, 1995
                                                           (INCEPTION) TO     YEAR ENDED       YEAR ENDED
                                                            DECEMBER 31,      DECEMBER 31,     DECEMBER 31,
                                                                1995             1996              1997
                                                        ------------------    ------------     -------------
  Cash paid (net of cash acquired of $70,000 in
    1995, $67,000 in 1996 and $207,000 in 1997) .......     $  1,686,832      $  3,499,390      $ 26,020,253
 Notes issued and amounts payable to former owners ....        1,197,720           588,026         6,389,679
 Common and mandatorily redeemable stock issued .......                            200,000         4,146,381
                                                            ------------      ------------      ------------
                                                               2,884,552         4,287,416        36,556,313
     Liabilities assumed ..............................          627,651           710,008         3,253,722
                                                            ------------      ------------      ------------
                                                               3,512,203         4,997,424        39,810,035
     Fair value of tangible assets acquired ...........         (563,586)         (511,864)       (4,090,935)
                                                            ------------      ------------      ------------
     Excess of cost over fair value of
       Tangible assets acquired and other
       Intangible assets ..............................     $  2,948,617      $  4,485,560      $ 35,719,100
                                                            ============      ============      ============

  The following table summarizes the cash components of acquisition related activity during the respective periods as follows:

                                     SEPTEMBER 19, 1995     YEAR ENDED      YEAR ENDED
                                       (INCEPTION) TO      DECEMBER 31,    DECEMBER 31,
                                     DECEMBER 31, 1995         1996            1997
                                     ------------------    ------------    ------------
Cash paid for new acquisitions ...       $ 1,686,832       $ 3,499,390      $26,020,253
Other cash payments ..............                --           315,184        1,342,440
                                         -----------       -----------      -----------
Total ............................       $ 1,686,832       $ 3,814,574      $27,362,693
                                         ===========       ===========      ===========

    The other cash payments represent additional consideration relating to past acquisitions in satisfaction of contractual arrangements (see Note 16).

      Subsequent to December 31, 1997, the Company made two acquisitions, consisting of two dental offices. Purchase price relating to these acquisitions aggregated approximately $1,906,000, consisting of cash, notes and shares of the Company's common stock. Additional consideration could be paid in connection with these acquisitions if specified financial criteria are attained (see Note
16). If these criteria are attained or exceeded the number of shares which could be issued and cash which could be paid under agreements executed subsequent to December 31, 1997, is 12,000 shares and $270,000, respectively.

      The following unaudited pro forma consolidated results of operations of the Company give effect to each of the acquisitions as if they occurred on January 1, 1996:

                                           YEARS ENDED DECEMBER 31,
                                       --------------------------------
                                          1996                 1997
                                       ------------        ------------
   Net revenues ................       $ 52,832,480        $ 58,865,835
   Net loss ....................         (2,634,968)         (2,160,615)
   Net loss per common share ...       $       (.70)       $       (.52)

      The above pro forma information is not necessarily indicative of the results of operations that would have occurred had the acquisition been made as of January 1, 1996, or the results which may occur in the future.

5.    PROPERTY AND EQUIPMENT

                                                                      DECEMBER 31,
                                                                      ------------
                                                                1996               1997
                                                             -----------        -----------
Land and buildings ...................................                          $   804,080
Dental equipment, including equipment under
  capital lease ......................................       $   726,166          2,785,928
Furniture and fixtures, automobiles and leasehold
  improvements .......................................           119,766          1,006,307
Data processing and office equipment .................           231,139          1,222,263
                                                             -----------        -----------
                                                               1,077,071          5,818,578
Less: Accumulated depreciation and amortization ......          (193,515)          (687,698)
                                                             -----------        -----------
                                                             $   883,556        $ 5,130,880
                                                             ===========        ===========

      Depreciation and amortization expense, including amounts related to equipment under capital lease (Note 7), for the period from September 19, 1995 to December 31, 1995, and for the years ended December 31, 1996 and 1997 totaled $32,889, $160,626 and $494,183, respectively.

6.   INTANGIBLE ASSETS

                                                                       DECEMBER 31,
                                            ESTIMATED                  ------------
                                           USEFUL LIFE          1996                1997
                                           -----------      ------------        ------------
Excess of cost over fair value of net
  assets acquired ...................        25 years       $  7,764,234        $ 42,603,881
Patient lists .......................        25 years          1,100,000           5,828,218
Assembled workforce .................         4 years            131,000             288,525
Covenants not to compete ............       3-5 years             14,698             142,776
                                                            ------------        ------------
                                                               9,009,932          48,863,400
Less: Accumulated amortization ......                           (305,246)         (1,354,020)
                                                            ------------        ------------
                                                            $  8,704,686        $ 47,509,380
                                                            ============        ============

      Amortization of intangible assets for the period from September 19, 1995 to December 31, 1995, and for the years ended December 31, 1996 and 1997 totaled $26,342, $278,904 and $1,048,774, respectively.

7.  LEASES

    The Company has entered into various leases for office and dental equipment accounted for as capital leases. The lease terms are from five to seven years. Equipment under capital leases, at cost and related accumulated amortization included in property and equipment, are as follows:


                                                      DECEMBER 31,
                                                      ------------
                                                1996              1997
                                            -----------        -----------
 Dental and office equipment under
       capital lease ................       $   542,925        $ 1,314,763
 Less: Accumulated amortization .....          (134,214)          (334,298)
                                            -----------        -----------
                                            $   408,711        $   980,465
                                            ===========        ===========

    Amortization of equipment under capital leases for the period from September 19, 1995 to December 31, 1995, for the years ended December 31, 1996 and 1997 was $27,204, $107,010 and $200,084, respectively.

    Future minimum lease payments due under capital leases are as follows:

        1998 .....................................   $   484,371
        1999 .....................................       390,874
        2000 .....................................       254,913
        2001 .....................................       102,926
        2002 .....................................        12,135
        Thereafter ...............................         1,484
                                                     -----------
                                                       1,246,703
        Less: Amount representing interest .......      (182,353)
                                                     -----------
        Present value of minimum lease payments...     1,064,350
        Less: Current portion ....................      (386,351)
                                                     -----------
                                                     $   677,999
                                                     ===========

    The Company maintains leases for dental offices and for certain of its equipment which are accounted for as operating leases. The office lease terms range from one to ten years, while the equipment terms range from one to four years.

    Future minimum annual rentals due under noncancellable operating leases in excess of one year as of December 31, 1997 are as follows:

1998 ....................   $2,220,219
1999 ....................    2,116,829
2000 ....................    1,795,535
2001 ....................    1,015,008
2002 ....................      644,326
Thereafter ..............    1,755,923
                            ----------
                            $9,547,840
                            ==========

    Certain of the leases contain renewal options and escalation clauses which require payments of additional rent to the extent of increases in related operating costs.

    Rent expense of $48,841, $697,481 and $1,671,611 was incurred during the period from September 19, 1995 to December 31, 1995, and for the years ended December 31, 1996 and 1997, respectively, and is included with general and administrative expenses in the accompanying statement of operations.

8.  NOTES PAYABLE AND LONG-TERM DEBT

    Notes Payable and Long-term Debt consisted of:

                                                          DECEMBER 31,
                                                          ------------
                                                     1996                1997
                                                 ------------        ------------
Discretionary line of credit
  agreement, due the earlier of an
  initial public offering of the
  Company's common stock or April 21,
  1999; interest accrues monthly at an
  adjustable rate.  Average rate
  through December 31, 1997- 7.8% ..........                         $  5,000,000

Subordinated notes payable to
  principal stockholders, due the
  earlier of an initial public
  offering of the Company's common
  stock or September 2005; interest
  accrues at 9.0% ..........................     $  4,758,073          28,601,436

6.0% -- 10.0% subordinated and
  subordinated convertible notes
  issued in connection with
  acquisitions, payable through 2003 .......        2,196,462           9,887,863

8.0% -- 12.2% notes payable, secured
  by equipment, payable through 2001 .......          108,460             341,880
                                                 ------------        ------------
                                                    7,062,995          43,831,179
  Less: current portion ....................         (776,379)         (3,648,995)
                                                 ------------        ------------
                                                 $  6,286,616        $ 40,182,184
                                                 ============        ============

  Scheduled maturities of long-term debt outstanding as of December 31, 1997 are as follows:

                    1998  . . . . . .        $   3,648,995
                    1999  . . . . . .            8,097,875
                    2000  . . . . . .            2,725,933
                    2001  . . . . . .              473,275
                    2002  . . . . . .              262,832
                    Thereafter  . . .           28,622,269
                                             -------------
                                             $  43,831,179
                                             =============

    The subordinated notes payable to principal stockholders permit the Company to borrow funds for acquisitions and general corporate purposes up to an aggregate amount of $38,000,000. As of March 31, 1998, the amount outstanding under the subordinated notes payable to principal stockholders was approximately $31,100,000, including accrued interest.

    The subordinated convertible notes provide the holders with the right at any time to convert the outstanding principal of the note into shares of the Company's $.01 par value common stock at $16.00 per share.

    On October 23, 1997, the Company executed a $10,000,000 discretionary line of credit agreement with a financial institution. The term of the agreement is through the earlier of April 21, 1999 or the date of closing of an initial public offering. Interest accrues monthly on outstanding balances based on an adjustable rate as defined in the agreement. As of March 31, 1998, the amount outstanding on the line of credit was $5,500,000.

9.  INCOME TAXES

    The components of the income tax expense for the years ended December 31, 1996 and 1997 is as follows:

                     YEAR ENDED     YEAR ENDED
                    DECEMBER 31,   DECEMBER 31,
                        1996           1997
                    ------------   ------------
Current:
 State ........       $162,000       $ 13,000
Deferred:
 Federal ......         82,709             --
 State ........         31,424             --
                      --------       --------
                       114,133             --
                      --------       --------
                      $276,133       $ 13,000
                      ========       ========

    There was no provision for taxes during the period from September 19, 1995 (inception) to December 31, 1995.

    The reconciliation of the Federal statutory income tax rate to the Company's effective income tax rate is as follows:

                                            SEPTEMBER 19, 1995
                                              (INCEPTION) TO      YEAR ENDED     YEAR ENDED
                                               DECEMBER 31,      DECEMBER 31,   DECEMBER 31,
                                                   1995              1996          1997
                                            ------------------   ------------   ------------
Statutory income tax rate ...............          (34)%             (34)%          (34)%
Amortization not deductible for income
  tax purposes ..........................            2                 15             18
Losses for which no income tax benefit is
  recognized ............................           32                 57             20
Nondeductible business expenses .........                               2
State taxes .............................                              36             (2)
                                                   ---                ---            ---
Effective income tax rate ...............            0%                76%             2%
                                                   ===                ===            ===


    The components of net deferred income tax assets and (liabilities) are as follows:


                                                                     DECEMBER 31,
                                                            -----------------------------
                                                                1996              1997
                                                            -----------       -----------
Start up costs not currently deductible for tax
   purposes ..........................................      $    86,572       $    62,962
Accruals and reserves not currently deductible for
   tax purposes ......................................          195,859           702,196
Deferred revenues ....................................            6,728           149,349
Net operating loss carryforwards .....................           80,400           109,896
                                                            -----------       -----------
Gross deferred tax assets ............................          369,559         1,024,403
Valuation allowance ..................................         (340,342)         (533,858)
                                                            -----------       -----------
                                                                 29,217           490,545
                                                            -----------       -----------
Intangible assets ....................................         (215,987)         (586,547)
Other ................................................         (140,394)         (178,282)
                                                            -----------       -----------
Gross deferred tax liabilities .......................         (356,381)         (764,829)
                                                            -----------       -----------
   Net deferred tax liabilities ......................      $  (327,164)      $  (274,284)
                                                            ===========       ===========


    At December 31, 1997, the Company had net operating loss carryforwards for Federal income tax purposes of approximately $265,000. Their use is limited to future taxable earnings of the Company, and as specified in the Internal Revenue Code, use of certain of the carryforwards totaling $135,000 is limited as they were acquired by the Company in the purchase of stock of another company. The carryforwards expire in varying amounts through 2010. A valuation reserve has been established against the potential future benefit of the net operating loss carryforwards and other deferred tax assets.

10.  ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES


                                             DECEMBER 31,
                                             ------------
                                        1996             1997
                                     ----------      ----------
 Salaries and payroll taxes ....      $  831,364      $3,056,366
 Professional service fees .....         347,322         469,966
 Interest ......................         387,399       2,119,128
 Balances due to patients ......                         710,023
 Unearned revenue ..............          83,869         367,149
 Other .........................          94,488         476,488
                                      ----------      ----------
                                      $1,744,442      $7,199,120
                                      ==========      ==========

11.  STOCKHOLDERS' DEFICIT

  At formation date, the Company issued an aggregate of 3,500,000 shares of common stock at $.10 per share to four investment partnerships (the "principal stockholders"); Foster Management Company is the management company for each of the partnerships.

  During the years ended December 31, 1996 and 1997, the Company issued 12,500 and 670,592 shares, respectively, of common stock in connection with acquisitions. (See Note 13 for mandatorily redeemable common stock issued.) In addition, during the year ended December 31, 1997, the Company granted options to purchase 31,000 shares of common stock to two executive officers (see Note
14).

  It is the Company's policy to record common stock at its fair value on the date of issuance. In 1996, 177,500 shares were issued to employees at less than fair value. The difference between the fair value and the issue price is being amortized to compensation expense over the vesting period of the related shares. Compensation expense in 1996 and 1997 was $4,015 and $4,015, respectively. Deferred compensation at December 31, 1997 was $12,045.

12.  MANDATORILY REDEEMABLE PREFERRED STOCK

  The Company's principal stockholders are the sole owners of all of the outstanding $.01 par value 8% cumulative mandatorily redeemable preferred stock ("Preferred Stock"). The Preferred Stock accumulates dividends at $8.00 per share on an annual basis, and is mandatorily redeemable for cash at $100 per share (the price paid at date of issuance) plus accumulated dividends at the earlier of December 31, 1998 or at any time the common stock of the Company is sold in a public offering. Accrued dividends at December 31, 1995, 1996, and 1997 totaled $16,000, $80,000 and $144,000, respectively.

13.  MANDATORILY REDEEMABLE COMMON STOCK

  In connection with certain acquisitions, the Company issued 199,677 shares of common stock in 1997 pursuant to agreements giving the holders the right to put the shares to the Company at prices which vary from $11-$16 per share. The puts are rendered inoperative if the Company executes an initial public offering of the Company's common stock prior to two to five years from the dates of the respective acquisitions.

The mandatorily redeemable common stock was recorded at the fair value at the dates of issuance. The excess of the respective put prices over the carrying values are being accreted by periodic charges to additional paid-in capital, or retained earnings as appropriate, over a two to five year period. As of December 31, 1997, 199,677 shares of mandatorily redeemable common stock are outstanding. During the year ended December 31, 1997, the Company recorded $482,446 of accretion to retained earnings.

14.  EMPLOYEE BENEFITS

 401(k) Plan

  Effective February 1, 1997, the Company sponsors a 401(k) plan which permits participants to make contributions by salary reduction pursuant to section 401(k) of the Internal Revenue Code. Employees may contribute up to 15% of pretax income, subject to statutory limitations; this plan does not provide for Company matching contributions.

 Stock Options

  Effective October 1, 1997, the Company approved a stock option plan ("Stock Option Plan") for key employees and directors. The plan authorizes the grant of up to 600,000 shares of the Company's common stock in the form of stock options. Grant prices are determined by the Company and are established at or above the fair market value of the Company's common stock at the date of grant. During the year ended December 31, 1997, the Company granted options to purchase 45,000 shares of common stock under the Stock Option Plan. These options vest over a five-year period.

  During the year ended December 31, 1997, the Company also granted 31,000 options to two executive officers not pursuant to the Company's stock option plan. These options vest over a five-year period.

  The following summarizes stock option activity for the year ended December 31, 1997:

                                                     YEAR ENDED
                                                  DECEMBER 31, 1997
                                                  -----------------
OPTIONS:
  Granted and outstanding at December 31, 1997              76,000
OPTION PRICE PER SHARE RANGES:
  Granted and outstanding at December 31, 1997     $3.12 -- $12.00
RANGE OF FAIR VALUES AT GRANT DATE:
  Granted and outstanding at December 31, 1997     $0.21 -- $ 4.80
  Options exercisable at December 31, 1997                      --




  The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), and applies Accounting Principles Board Opinion No. 25 and related interpretations in accounting for the plan. The table below sets forth the pro forma information as if the Company had adopted the compensation recognition provisions of SFAS 123:

                                       YEAR ENDED
                                      DECEMBER 31,
                                      ------------
                                         1997
                                         ----
Increase to:
   Net loss ...................          $1,400
   Net loss per share .........              --
Assumptions:
   Expected life (years) ......             6.6
   Risk-free interest
   rate........................   5.91% -- 6.54%
   Volatility .................               0%
   Dividend yield .............             N/A

  The compensation recognition was calculated assuming the estimated fair market value for the Company's common stock on the date of issuance. The weighted average fair value of the stock options, calculated using the Black-Scholes option pricing model, granted during the year ended December 31, 1997 was $0.16.

 Employee Stock Purchase Plan

  On November 19, 1997, the Board of Directors approved the 1997 Employee Stock Purchase Plan ("ESPP"), which becomes effective January 1, 1998. The ESPP allows eligible employees the right to purchase common stock on a semiannual basis at the lower of 85% of the market price at the beginning or end of each six-month offering period. The Company has committed up to 350,000 shares to the Plan, which operates on a calendar basis.

15.  RELATED PARTY TRANSACTIONS

  The Company paid management fees of $5,000, $40,000 and $40,000 to Foster Management Company and its affiliates during the period from September 19, 1995 to December 31, 1995, and for the years ended December 31, 1996 and 1997, respectively. Additionally, the Company reimbursed Foster Management Company $209,455 in 1995, $72,683 in 1996 and $41,368 in 1997 for outside professional service and other fees and expenses incurred on its behalf.

  Commencing December 1996, the Company leased space from an affiliated entity. The rent expense under lease is equal to the amount paid by the affiliated party under the leasehold agreement and was $5,281 for 1996 and $63,382 for 1997. In addition, starting in 1996, the Company entered into various space and equipment lease agreements with former owners of acquired businesses; such leases are at fair market value. In 1996, the Company paid $329,223 and $95,612, respectively, under these agreements. In 1997, the Company paid $642,398 for space lease agreements and $62,584 for equipment lease agreements.

  The Company has agreed to pay Foster Management a fee of $500,000 for its assistance in effecting the initial public offering (IPO) of the Company's common stock, contingent upon the completion of such public offering. The payments relate to services performed by Foster Management Company relating to this offering, including: (1) financial and strategic planning and advice in connection with the IPO; (2) assistance in the preparation and drafting of the registration statement filed by the Company; (3) preparation of material for the marketing (road show) of the offering; and (4) assistance with establishing relationships between the Company and the investment banking community, financial press and related public relations.

16.  COMMITMENTS AND CONTINGENCIES

 Contingent Consideration in Business Acquisitions

  In connection with certain acquisitions (see Note 4), the Company has entered into contractual arrangements whereby shares of Company stock, notes payable and cash may be issued to former owners of acquired businesses upon attainment of specified financial criteria over periods of 1 - 3 years as set forth in the respective agreements. The amount of the shares, notes and cash to be issued cannot be fully determined until the periods expire and the attainment of criteria is established. If the criteria are attained, but not exceeded, the amount of shares and notes which could be issued and cash which could be paid under all agreements executed prior to December 31, 1997 is approximately 372,000 shares, $1,980,000, and $4,260,000, respectively. If the maximum targets were achieved, the amount of shares and notes which could be issued and cash which could be paid under agreements executed prior to December 31, 1997 is 444,000 shares, $3,010,000 and $4,850,000, respectively. The Company accounts for this additional consideration, when the specified financial criteria are achieved and it is probable it will be paid, as additional purchase price for the related acquisitions.

 Contracts

  The Company's practices participate in agreements with corporations and managed care organizations to provide certain dental services under capitation contracts to members of a group at a fixed rate per-member, per-month, regardless of the actual services performed, and certain other dental services as defined in the contract in accordance with an agreed upon fee schedule. During the period from September 19, 1995 (inception) through December 31, 1995, and the years ended December 31, 1996 and 1997, approximately 30%, 20%, and 20% respectively, of the Company's net revenues were derived from capitation contracts. Revenues under these contracts are recorded in the month fees are earned. The cost of services provided under capitation contracts are expensed in the month incurred. The scope of the services provided under the capitation contracts are provided by or within the Company, therefore related costs are captured within the normal operating cycle of the Company.

  The Company estimates the costs of providing services under these contracts by using historical experience and anticipated utilization rates. The Company believes the future revenues under these contracts will exceed the costs of services it will be required to provide under the terms of the contracts. Generally, either party to these contracts may terminate the contract without cause at any time with thirty to ninety days written notice.

 Litigation

  In the normal course of operations, the Company has become party to claims, suits and complaints relating to general and professional services provided by the Company. The Company has purchased general and professional liability insurance to cover claims which may arise. Management does not believe that any of these claims, suits or complaints will have a material adverse effect on the Company's financial position, liquidity or results of operations, notwithstanding possible insurance recoveries.

                      VALLEY FORGE DENTAL ASSOCIATES, INC.
                           CONSOLIDATED BALANCE SHEET
                              AMOUNTS IN THOUSANDS

                                                                     June 30, 1998
                                                                      (unaudited)
                                                                      -----------
Current assets                   ASSETS

    Cash and cash equivalents                                           $    969
    Accounts receivable, net of contractual
     allowances of $1,317 and allowance
     for doubtful accounts of $2,750                                       4,573
    Prepaid expenses and other current assets                                719
    Deferred tax assets                                                      491
                                                                      ----------
    Total current assets                                                   6,752
Property and equipment, net of accumulated depreciation
     of $1,159                                                             5,661
Excess of cost over fair value of
    Tangible assets acquired and other Intangible assets,
     net of accumulated amortization of $2,381                            48,873
Other assets                                                               2,249
                                                                      ----------
                                                                        $ 63,535
                                                                      ==========
                 LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY
Current liabilities
    Current portion of long-term debt, including amounts
     due related parties of $8,798                                      $ 12,116
    Current portion of obligations under capital leases                      507
    Accounts payable                                                       3,163
    Accrued expenses and other current liabilities                         7,738
    Other accrued liabilities                                                146
    Income taxes payable                                                     153
                                                                      ----------
    Total current liabilities                                             23,823

Long-term debt, including amounts due related
  parties of $28,601                                                      34,013
Obligations under capital lease                                              531
Other long-term liabilities                                                   --
Deferred income taxes                                                        764
                                                                      ----------
Total liabilties                                                          59,131
                                                                      ----------
Commitments and contingencies
Mandatorily redeemable preferred stock, $.01 par value, plus accrued dividends of $176 at June 30, 1998;
    authorized: 1,000 shares; issued; 8 shares,
    8% cumulative dividends                                                  976
Mandatorily redeemable common stock                                        1,728

Stockholders' (deficit) equity
    Common stock, $.01 par value, 20,000 shares authorized;
        4,491 shares issued and outstanding                                   45
    Capital in excess of par value                                         4,311
    Accumulated deficit                                                   (2,656)
                                                                      ----------
        Total stockholders' equity                                         1,700
                                                                      ----------
                                                                        $ 63,535
                                                                      ==========

                      VALLEY FORGE DENTAL ASSOCIATES, INC.

                      CONSOLIDATED STATEMENT OF OPERATIONS
                  AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA


                                                Six Months        Six Months
                                                  Ended             Ended
                                               June 30, 1997    June 30, 1998
                                                (unaudited)      (unaudited)
                                               --------------   -------------
Net patient revenue                               $  13,141       $ 30,693
                                                  ---------       --------
Cost of revenues:
     Dental compensation                              3,106          7,338
     Auxillary compensation                           4,307          8,667
     Laboratory fees and dental supplies              1,486          3,369
     General and administrative expenses              3,324          7,362
     Depreciation                                       153            474
     Amortization of intangible assets                  317          1,033
                                                  ---------       --------
Total cost of revenues                               12,693         28,243
                                                  ---------       --------
Income from operations                                  448          2,450
Interest expense:
     Related parties                                    550          1,604
     Other                                               45            341
                                                  ---------       --------
Income (loss) before taxes                             (147)           505
Income taxes                                             --            253
                                                  ----------      --------
Net income (loss)                                      (147)           252
Accretion of manditorily redeemable
     common stock                                       153            328
Dividends on preferred stock                             32             32
                                                  ---------       --------
Net loss applicable to common shares              $    (332)      $   (108)
                                                  =========       ========
Net loss per common share, basic and
     diluted                                      $   (0.08)      $  (0.02)
                                                  =========       ========
Weighted average shares outstanding,
     basic and diluted                                4,092          4,491
                                                  =========       ========

                      VALLEY FORGE DENTAL ASSOCIATES, INC.

      CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDER'S (DEFICIT) EQUITY
                                  (UNAUDITED)
                              AMOUNTS IN THOUSANDS

                                                 Common stock                 Capital in
                                            ---------------------------        excess of       Accumulated
                                             Shares          Par value         par value         deficit            Total
                                            ---------       -----------       -----------      -----------       -----------
Balance, December 31, 1997                       4,463           $    45          $ 4,103         $(2,548)            $ 1,600

Common stock issued in connection with
     acquisitions                                   28                --              208                                 208

Net loss applicable to common shares                                                                 (108)               (108)
                                                 -----           -------          -------         -------             -------
Balance, June 30, 1998                           4,491           $    45          $ 4,311         $(2,656)            $ 1,700
                                                 =====           =======          =======         =======             =======

                      VALLEY FORGE DENTAL ASSOCIATES, INC.
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                              AMOUNTS IN THOUSANDS

                                                                 Six Months     Six Months
                                                                    Ended          Ended
                                                                June 30, 1997 June 30, 1998
                                                                (unaudited)    (unaudited)
                                                                  -------        -------
Cash flows from operating activities:
Net income                                                        $  (147)       $   252
Adjustments to reconcile net loss to net cash provided by
operating activities:
      Depreciation and amortization                                   469          1,507
      Provision for doubtful accounts                                 346            993
      Deferred income taxes                                            --             --
Change in assets and liabilities, net of effects from
businesses acquired:
      Accounts receivable                                            (820)          (867)
      (Increase) decrease in prepaid expenses and other current
         assets                                                       (88)          (273)
      Other assets                                                   (671)          (985)
      Accounts payable                                                811           (453)
      Accrued expenses and other liabilities                          469            277
      Income taxes payable                                            (28)            19
      Other long-term liabilities                                      --          (208)
                                                                  -------        -------
      Net cash provided by operating activities                       341            262
                                                                  -------        -------
Cash flows from investing activities:
      Payments for purchases of businesses, net of cash
         acquired                                                  (9,218)        (1,514)
      Purchases of property and equipment                            (626)          (780)
                                                                  -------        -------
         Net cash used in investing activities                     (9,844)        (2,294)
Cash flows from financing activities:
      Borrowings of long-term debt                                 11,148          3,499
      Principal payments on long-term debt                           (592)        (1,577)
      Principal payments on capital lease obligations                 (84)          (219)
                                                                  -------        -------
         Net cash provided by financing activities                 10,472          1,703
                                                                  -------        -------
      Net increase in cash and cash equivalents                       969           (329)
      Cash and cash equivalents at beginning of period                568          1,298
                                                                  -------        -------
      Cash and cash equivalents at end of period                  $ 1,537        $   969
                                                                  =======        =======
Supplemental disclosure of cash flow information:

      Interest paid                                               $   129        $   776
                                                                  =======        =======
      Taxes paid                                                  $    27        $   234
                                                                  =======        =======
Supplemental schedule of noncash investing and financing
activities:

      Capital lease obligations entered                           $   286        $    70
                                                                  =======        =======

                      VALLEY FORGE DENTAL ASSOCIATES, INC.

               Notes to Interim Consolidated Financial Statements

1.   DESCRIPTION OF BUSINESS

     Valley Forge Dental Associates, Inc., a Delaware corporation (the "Company"), manages dental group practices in selected markets including Colorado; Cleveland, Ohio; Northern and Southern Virginia; Florida; Atlanta, Georgia; Pittsburgh and Philadelphia, Pennsylvania and Northern New Jersey. As of June 30, 1998, the Company managed 57 dental group practices in Colorado, Ohio, Virginia, Florida, Georgia, Pennsylvania and New Jersey.

2.   BASIS OF PRESENTATION

     The financial statements for the six months ended June 30, 1997 and 1998, have been prepared by the Company, without audit, pursuant to Accounting Principles Board (APB) Opinion No. 28, "Interim Financial Reporting." Certain information and footnote disclosures normally included in the financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to APB Opinion No. 28; nevertheless, management of the Company believes that the disclosures herein are adequate to prevent the information presented from being misleading. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the results of its operations for the six months ended June 30, 1997 and 1998, have been included herein. The results of operations for the six-month periods are not necessarily indicative of the results for the full year.

3.   SUBSEQUENT EVENT

     On September 10, 1998, the Company was acquired by Monarch Dental Corporation in an asset purchase transaction.

                  PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

         The pro forma consolidated statement of income for the year ended December 31, 1997 gives effect to the 1998 acquisition of Valley Forge as if such transaction had been completed on January 1, 1997. The pro forma consolidated statement of income for the nine month period ended September 30, 1998 gives effect to the 1998 acquisition of Valley Forge as if such transaction had been completed on January 1, 1998. The pro forma consolidated financial information is based on the consolidated financial statements of the Company, giving effect to the assumptions and adjustments in the accompanying notes to the pro forma consolidated financial information. Although such information is based on preliminary allocation of the purchase price of the acquisition of Valley Forge the Company does not expect that the final allocation of the purchase price will be materially different from such preliminary allocation.

         The pro forma consolidated financial information has been prepared by management based on the historical financial statements of the Company and Valley Forge for the year ended December 31, 1997 and the nine month period ended September 30, 1998, adjusted where necessary to reflect the acquisition and related operations as if a management agreement had been in effect during the entire period presented. This pro forma consolidated financial information is presented for illustrative purposes and it does not purport to represent what the consolidated results of operations or financial condition of the Company for the period or at the date presented would have been had such transaction been consummated as of such date and is not indicative of the results that may be obtained in the future.

                  MONARCH DENTAL CORPORATION AND SUBSIDIARIES

                   PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                              VALLEY       ACQUISITION    PRO FORMA
                                                             HISTORICAL      FORGE (a)     ADJUSTMENTS    AS ADJUSTED
                                                             ----------      ---------     -----------    -----------
Dental group practices, net                                   $  68,619      $  36,818      $      --     $ 105,437
Less - Amounts retained by dental group practices                22,729          8,812             --        31,541
                                                              ---------      ---------      ---------     ---------
Net revenue                                                      45,890         28,006             --        73,896
Operating expenses                                               40,809         26,804           (100)(b)    67,513
                                                              ---------      ---------      ---------     ---------
Operating income                                                  5,081          1,202            100         6,383
Interest expense, net                                             1,545          2,080         (1,221)(c)     2,404
Minority interest in combined subsidiaries                           46             --             --            46
                                                              ---------      ---------      ---------     ---------
Income (loss) before income taxes and extraordinary item          3,490           (878)         1,321         3,933
Income taxes                                                      1,355             13            515(d)      1,883
                                                              ---------      ---------      ---------     ---------
Income (loss) before extraordinary item                           2,135           (891)           806         2,050
Extraordinary loss, net of applicable tax benefit of $167          (264)            --             --          (264)
                                                              ---------      ---------      ---------     ---------
Net income (loss)                                             $   1,871      $    (891)     $     806     $   1,786
                                                              =========      =========      =========     =========

Net income per common share:
       Income before extraordinary item                       $    0.34                                   $    0.26
       Extraordinary item                                         (0.05)                                      (0.03)
                                                              ---------                                   ---------
Net income                                                    $    0.29                                   $    0.23
                                                              =========                                   =========

Net income per common share-assuming dilution:
       Income before extraordinary item                       $    0.26                                   $    0.21
       Extraordinary item                                         (0.04)                                      (0.03)
                                                              ---------                                   ---------
Net income                                                    $    0.22                                   $    0.18
                                                              =========                                   =========
Weighted average number of common shares
       outstanding                                                6,369                                       7,928
                                                              =========                                   =========
Weighted average number of common and
       common equivalent shares outstanding                       8,346                                       9,905
                                                              =========                                   =========

                  MONARCH DENTAL CORPORATION AND SUBSIDIARIES

                   PRO FORMA CONSOLIDATED STATEMENT OF INCOME
               FOR THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 1998
                                   (UNAUDITED)
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                     VALLEY      ACQUISITION     PRO FORMA
                                                      HISTORICAL    FORGE (e)    ADJUSTMENTS    AS ADJUSTED
                                                      ----------    ---------    -----------    -----------
 Dental group practices, net                            $84,223      $41,353      $    --      $125,576

 Less - Amounts retained by dental group practices       27,061       10,514           --        37,575
                                                        -------      -------       -------     --------
 Net revenue                                             57,162       30,839           --        88,001
 Operating expenses                                      49,322       31,344          (75) (f)   80,591
                                                        -------      -------       -------     --------
 Operating income (loss)                                  7,840         (505)          75         7,410
 Interest expense, net                                      996        2,655         (916) (g)    2,735
 Minority interest in combined subsidiaries                  49           --           --            49
                                                        -------      -------       -------     --------
 Income (loss) before income taxes                        6,795       (3,160)         991         4,626
 Income taxes                                             2,651          257          386  (h)    3,294
                                                        -------      -------       -------     --------
 Net income (loss)                                      $ 4,144      $(3,417)     $   605      $  1,332
                                                        =======      =======       =======     ========

 Net income per common share                            $  0.40                                 $  0.11
                                                        =======                                 =======
 Net income per common share - assuming dilution        $  0.39                                 $  0.11
                                                        =======                                 =======
 Weighted average number of common shares
    outstanding                                          10,424                                  11,810
                                                        =======                                 =======
 Weighted average number of common and
    common equivalent shares outstanding                 10,586                                  11,972
                                                        =======                                 =======

              NOTES TO PRO FORMA CONSOLIDATED STATEMENTS OF INCOME

         Dental Group Practices Revenue, Net. Dental group practices revenue, net represents the revenue of the dental facilities (each, a "Dental Office" and collectively, the "Dental Offices") reported at the estimated realizable amounts from third-party payors and patients for services rendered.

         Net Revenue. Net revenue in the accompanying pro forma consolidated statements of income represents revenue from Dental Offices less amounts retained by the dental group practices. The amounts retained by dental group practices represent amounts paid by (i) the dental professional corporations (the "P.C.s") as salary, benefits and other payments to employed dentists and hygienists and contracted specialists and (ii) the Company as salary, benefits and other payments to employed dentists and hygienists and contracted specialists in states in which ownership of dental practices by the Company is permitted. Under the Management Agreements, the Company assumes responsibility of the management of all aspects of the dental group practices' business other than the provision of dental services. The Company's net revenue is dependent on the revenue of the dental group practices.

         Pro Forma Consolidated Statements of Income. The adjustments reflected in the pro forma consolidated statements of income for the year ended December 31, 1997 and the nine month period ended September 30, 1998 are as follows:

         (a) The Valley Forge column presents the historical revenue and expenses of Valley Forge for the year ended December 31, 1997.

         (b) To reflect the impact of (i) adjustments in lease expense to market rates as if such adjustment had occurred at January 1, 1997 and (ii) increased amortization expense for the intangible assets based upon the Company's allocation of purchase price as if the acquisition was completed on January 1, 1997. The incremental intangible assets related to the Company's acquisition of Valley Forge total approximately $8.1 million at August 31, 1998 and are being amortized over a period of 25 years.

         (c) To reflect (i) the reversal of interest expense at a rate of 9.0% on the $11.0 million in subordinated notes payable to principal stockholders which were contributed to equity as part of the Valley Forge transaction and (ii) the reduction in the interest rate on the remaining subordinated notes payable from 9.0% to 6.7%. Both of these adjustments were made as if the changes had occurred on January 1, 1997.

         (d) To reflect the estimated income tax effects at an estimated effective rate of approximately 39%.

         (e) The Valley Forge column presents the historical revenue and expenses of Valley Forge for the eight month period ended August 31, 1998.

         (f) To reflect the impact of (i) adjustments in lease expense to market rates as if such adjustment had occurred at January 1, 1998 and (ii) increased amortization expense for the intangible assets based upon the Company's allocation of purchase price as if the acquisition was completed on January 1, 1998. The incremental intangible assets related to the Company's acquisition of Valley Forge total approximately $8.1 million at August 31, 1998 and are being amortized over a period of 25 years.

         (g) To reflect (i) the reversal of interest expense at a rate of 9.0% on the $11.0 million in subordinated notes payable to principal stockholders which were contributed to equity as part of the Valley Forge transaction and (ii) the reduction in the interest rate on the remaining subordinated notes payable from 9.0% to 6.7%. Both of these adjustments were made as if the changes had occurred on January 1, 1998.

         (h) To reflect the estimated income tax effects at an estimated effective rate of approximately 39%.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        Monarch Dental Corporation
                                             (Registrant)


Date: November 24, 1998         By:      /s/ Steven G. Peterson
                                        ----------------------------------
                                        Name: Steven G. Peterson
                                        Title: Chief Financial Officer

                                  EXHIBIT INDEX




Exhibit Index     Description
-------------     -------------------------------------------------------------
         2.1      Agreement and Plan of Merger, dated as of September 1, 1998, by and among Monarch Dental Corporation, Valley Forge Dental
                  Associates, Inc., DFV Acquisition Corp. and certain
                  stockholders of Valley Forge Dental Associates, Inc. *

         2.2      Registration Rights Agreement *

         2.3      Employment Agreement for Joseph J. Frank *

         2.4      Consent of PRICEWATERHOUSECOOPERS LLP, Independent Accountants

         * Previously filed